FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Executive Vice President and CFO Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 Matthew Haines (Investors) Tel: (212) 845-4235

Avalon Pharmaceuticals Reports Second Quarter 2006 Results

GERMANTOWN, MD, August 8, 2006 — Avalon Pharmaceuticals, Inc. (Nasdaq and NYSE Arca: AVRX), a biopharmaceutical company focused on the discovery and development of small molecule therapeutics, today announced financial and operational results for the second quarter and six months ended June 30, 2006.

“As we progress with AVN944 and our drug discovery programs, the recently announced addition of a Chief Medical Officer will help guide clinical development and regulatory strategies,” stated Kenneth C. Carter, Ph.D., President and CEO of Avalon. “We are also very pleased with the progress of our current partnerships and the formation of a new partnership with ChemDiv, Inc. Through these partnerships, which expand the use of our proprietary technology, AvalonRx®, we are able to establish additional cancer programs and programs in other therapeutic areas. We have also continued to make great progress on our internal product development programs, which are focused on treatments for cancer and the discovery of biomarkers to guide development in all of our programs.”

SECOND QUARTER AND RECENT OPERATIONAL HIGHLIGHTS

AVN944: During the quarter, the phase I dose escalation study of AVN944 made important progress. The study is a repeat-dose dose escalation trial in patients with advanced hematological malignancies divided into two cohorts. Cohort 1 has patients with acute myelogenous leukemia and cohort 2 has enrolled patients with multiple myeloma and chronic lymphocytic leukemia. The enrollment and progress of the trial is on schedule with five dose groups completed and two additional groups enrolling. Avalon has also started analysis of biomarkers from early dose levels in each cohort, using AvalonRx®.

Internal Programs: Lead optimization continues on both the Beta-catenin and Aurora pathway inhibitor programs. Avalon is currently synthesizing active analogs in both programs and is defining the structure-activity-relationship of the series. Preliminary pharmacological studies have been completed on multiple analogs within the Aurora pathway inhibitor program. Additionally, the company has developed a comprehensive plan for an expanded screening program for this year with the intention to initiate at least three new screens in the second half of 2006.

ChemDiv, Inc. Collaboration: At the end of July 2006, Avalon announced an oncology drug discovery and development collaboration with ChemDiv, Inc., a leading chemistry-driven research organization. Avalon and ChemDiv will collaborate on three of Avalon’s upcoming internal oncology screens with Avalon providing the biology and screening resources and ChemDiv providing the medicinal chemistry. This partnership will leverage the capabilities of both parties and allow Avalon to work on more discovery programs.

New Chief Medical Officer: On August 1, Michael J. Hamilton, M.D., joined as Chief Medical Officer. Dr. Hamilton will develop clinical strategies and priorities, oversee implementation of clinical trials, and will be responsible for regulatory affairs and interaction with the FDA. Dr. Hamilton brings to Avalon 20 years of expertise in the field of oncology. Most recently, from 2000-2005, he served as Group Director of Oncology, Medicines Development Center, and led a portfolio of U.S. clinical oncology trials for GlaxoSmithKline.

FINANCIAL DETAILS

•	Total revenues increased to $417,000, for the three months ended June 30, 2006, compared to $0 for the three months ended June 30, 2005. Total revenues increased to $956,000, for the six months ended June 30, 2006, compared to $0 for the six months ended June 30, 2005. Substantially all 2006 revenues are related to our collaboration agreement with MedImmune, Inc. A small portion of revenue was attributable to our collaboration agreement with the University of Louisville. Following a review of our collaboration agreements, we have determined that we prematurely recorded an aggregate of $535,000 of revenue in prior quarters under our agreement with MedImmune. An adjustment to reduce revenue by $535,000 was made in the second quarter of 2006 to reflect properly total revenue recorded through June 30, 2006 under this agreement. This adjustment does not affect the cash received from MedImmune, all of which was correctly calculated under the terms of the agreement.

•	Operating expenses. Total costs and expenses from operations increased to $5.1 million for the three months ended June 30, 2006, compared to $3.9 million for the three months ended June 30, 2005. This increase is primarily related to compensation expense related to the issuance of stock options under FAS123®, an increase in outside services costs related to our AVN944 drug candidate, an increase in lab supplies expense related, in part, to our collaboration agreement with MedImmune and other expenses directly related to operating as a public company. Total costs and expenses from operations decreased to $10.5 million for the six months ended June 30, 2006, compared to $12.5 million for the six months ended June 30, 2005. This decrease was primarily attributable to the inclusion in the prior year period of an upfront payment of $5.0 million to Vertex Pharmaceuticals for the in-license of AVN944. This decrease was offset by increases in compensation expense related to the issuance of stock options under FAS123®, an increase in outside services costs related to our AVN944 drug candidate, an increase in lab supplies expense related, in part, to our collaboration agreement with MedImmune and other expenses directly related to operating as a public company.

•	Net loss was $4.4 million for the second quarter of 2006, compared to a net loss of $4.3 million in the second quarter of 2005. For the first six months of 2006, net loss was $9.0 million, compared to a net loss of $13.4 million in the first six months of 2005.

•	Net loss per share applicable to common stockholders during the second quarter of 2006 was $0.44 compared to a loss of $33.56 in the comparable quarter of last year. During the first six months of 2006, net loss per share applicable to common stockholders was $0.94 compared to a net loss per share of $103.92 in the first six months of 2005. As a result of the initial public offering, which closed on October 4, 2005 — subsequent to the end of the second quarter of 2005, the per share loss applicable to common stockholders for the three- and six-month periods ending June 30, 2005, does not reflect the conversion of preferred shares into 5,021,014 shares of common stock or shares of common stock that were sold to the public.

As of June 30, 2006, cash, cash equivalents and marketable securities totaled $26.8 million. Of this amount, $5.5 million was held in a restricted account to serve as collateral for our long-term debt.

CONFERENCE CALL & WEBCAST INFORMATION

Avalon Pharmaceuticals’ senior management will host a conference call on Wednesday, August 9, 2006, at 8:00 am EDT. Dr. Kenneth C. Carter, President and CEO, Gary Lessing, Executive Vice President and CFO and Dr. David Bol, Vice President, Pharmaceutical Development, will discuss the quarterly results and other corporate activities. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing (866) 314-4865 (in the U.S.) and (617) 213-8050 (internationally) and providing the participant passcode 45355581. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.Avalonrx.com. An archived version of the webcast will also be available through September 30, 2006 on Avalon’s website.

About Avalon Pharmaceuticals
Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of small molecule therapeutics for the treatment of cancer. Avalon seeks to discover and develop novel therapeutics through the use of a comprehensive, innovative and proprietary suite of technologies based upon large-scale gene expression analysis which it calls AvalonRx®. This platform facilitates drug discovery by expanding the range of therapeutic targets for drug intervention, including targets and target pathways frequently considered intractable using conventional HTS approaches, allows more informed decisions about which compounds to advance towards clinical trials, and facilitates drug development through identification of biomarkers of efficacy that can stratify patients or provide early indicators of response. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Maryland.

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to progress in our drug discovery programs and our MedImmune and Novartis collaborations, use of the proceeds of the private placement in future drug discovery programs, the potential to expand Avalon’s cancer pipeline, the ability to take greater advantage of the AvalonRx® engine and clinical progress in the development of AVN944. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties including the risk that the discovery programs and collaborations may not be successful, the cancer pipeline may not be expanded, Avalon may not be able to take greater advantage of the AvalonRx® engine and AVN944 will not progress successfully in its clinical trials, and other risks described in our SEC filings. There can be no assurance that our development efforts will succeed, that AVN944 will receive required regulatory clearance or, even if such regulatory clearance is received, that any subsequent products will ultimately achieve commercial success. The information in this Release should be read in conjunction with the Risk Factors set forth in our 2005 Annual Report on Form 10-K and updates contained in subsequent filings we make with the SEC.

AVALON PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
( in thousands except for per share amounts)
(Unaudited)

	Three Months Ended	June 30,	Six Months Ended	June 30,
	2006	2005	2006	2005
Revenues	$417	$—	$956	$—
Costs and expenses:
Research and development	3,338	2,621	6,487	10,013
General and administrative	1,795	1,285	4,048	2,450
Total costs and expenses	5,133	3,906	10,535	12,463

Loss from operations	(4,716)	(3,906)	(9,579)	(12,463)
Total other income (expense):	287	(72)	592	(218)

Net Loss	$(4,429)	$(3,979)	$(8,987)	$(12,680)
Accretion of redeemable convertible preferred stock
issuance costs	—	(370)	—	(741)
Net loss attributed to common stockholders	$(4,429)	$(4,349)	$(8,987)	$(13,421)

Net loss attributed to common stockholders
per common share — basic and diluted	$(.44)	$(33.56)	$(.94)	$(103.92)

Weighted average number of
common share — basic and diluted	10,100,052	129,597	9,557,757	129,147

AVALON PHARMACEUTICALS, INC.
BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Cash, cash equivalents and marketable securities	$21,283	$21,436
Restricted cash and securities	5,520	6,313
Property and equipment, net	9,843	10,997
Other assets, net	1,934	2,536
Total assets	$38,580	$41,282
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$5,143	$5,514
Long-term liabilities	8,036	9,885
Total stockholders’ equity	25,401	25,883
Total liabilities and stockholders’ equity	$38,580	$41,282

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